Exhibit 99.1

Orient Paper, Inc. Announces Second Quarter 2016 Financial Results

Earnings Conference Call is Scheduled for Thursday, August 11, 2016, 8:00 am ET

BAODING, China, Aug. 10, 2016 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the second quarter ended June 30, 2016.

Second Quarter of 2016 Financial Highlights

	For the Three Months Ended June 30,
($ millions)	2016	2015	% Change
Revenue	38.0	41.3	-8.0%
Regular Corrugating Medium Paper ("CMP")*	21.5	25.8	-16.8%
Light-Weight CMP**	4.3	5.0	-13.9%
Offset Printing Paper	10.4	10.5	-0.1%
Tissue Paper Products	1.5	0.0	NA
Digital Photo Paper	0.3	0.0	NA
Gross profit	6.9	10.5	-34.3%
Gross margin	18.1%	25.4%	-7.3	pp
Regular CMP*	16.7%	24.8%	-8.1	pp
Light-Weight CMP**	25.0%	34.3%	-9.3	pp
Offset Printing Paper	21.0%	22.7%	-1.7	pp
Tissue Paper Products	11.7%	NA	NA
Digital Photo Paper	-45.0%	16.0%	-61	pp
Operating income (loss)	4.2	8.6	-51.8%
Net income (loss)	2.6	5.6	-53.8%
EBITDA****	8.0	11.3	-29.2%
Basic and Diluted earnings per share	0.12	0.28	-57.1%

* Products from PM6

** Products from the newly renovated PM1

***Pp represents percentage points

**** See the reconciliation of Net Income to EBITDA under Note 1 below.

●	Total revenue decreased by 8.0% to $38.0 million, mainly due to the decrease in sales of regular CMP which was partially offset by increase in sales of tissue paper products and digital photo paper.
●	Gross profit decreased by 34.3% to $6.9 million and gross margin decreased by 7.3 percentage points to 18.1% for the second quarter of 2016, mainly due to decrease in sales volume for CMP and decrease in average selling prices ("ASPs") across all products.
●	Net income was $2.6 million, or $0.12 per basic and diluted share, for the second quarter of 2016, as compared to net income of $5.6 million, or $0.28 per basic and diluted share, for the same period of last year.
●	Earnings before interest, taxes, depreciation and amortization ("EBITDA") was $8.0 million, a decrease of 29.2% from the same period of last year.
●	The newly launched tissue paper products segment generated revenue of $1.5 million with quantities sold of 1,194 tonnes and ASP of $1,250/tonne.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, "The overall business environment remained challenging for the paper industry in China during the second quarter of 2016, as China's economy continued to slow down and the RMB further depreciated against the U.S. dollar. In this quarter, we saw an 8.0% year-over-year decrease in our total revenues. Despite the decrease in our total revenues, our tissue paper products have continued to experience strong sales growth since their commercial production launch in June 2015, and generated revenue of $1.5 million in the second quarter of 2016. Looking ahead, the macroeconomic environment and the state of the paper industry in China will continue to have significant impact on our financial performance. We expect that our tissue paper product segment will continue to experience strong growth."

Three Months Ended June 30, 2016 Financial Results

Revenue

For the second quarter of 2016, total revenue decreased by $3.3 million, or 8.0%, to $38.0 million from $41.3 million for the same period of the last year. The decrease in total revenue was primarily due to the decrease in sales of CMP, which was partially offset by increase in sales of tissue paper products and digital photo paper. The following table summarizes revenue, volume sold and ASP by product for the second quarters of 2016 and 2015:

	For the Three Months Ended June 30,
	2016			2015
	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	21,471	65,620	327	25,810	68,452	377
Light-Weight CMP	4,295	12,867	334	4,986	12,984	384
Offset Printing Paper	10,446	15,984	654	10,461	14,982	698
Tissue Paper Products	1,492	1,194	1,250	-	-	N/A
Digital Photo Paper	287	160	1,793	26	6	4,297
Total	37,992	95,825	396	41,283	96,424	428

Revenue from CMP, including both regular CMP and light-weight CMP, decreased by $5.0 million, or 16.3%, to $25.8 million, and accounted for 67.8% of total revenue for the second quarter of 2016, as compared to $30.8 million, or 74.6% of total revenue, for the same period of last year. The Company sold 78,487 tonnes of CMP at an ASP of $328/tonne in the second quarter of 2016, as compared to 81,436 tonnes at an ASP of $378/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $4.3 million, or 16.8%, to $21.5 million, a result of sales of 65,620 tonnes at an ASP of $327/tonne for the second quarter of 2016, as compared to revenue of $25.8 million, a result of sales of 68,452 tonnes at an ASP of $377/tonne, for the same period of last year. Revenue from light-weight CMP decreased by $0.7 million, or 13.9%, to $4.3 million, a result of sales of 12,867 tonnes at an ASP of $334/tonne, for the second quarter of 2016, as compared to revenue of $5.0 million, a result of sales of 12,984 tonnes at an ASP of $384/tonne, for the same period of the last year.

Revenue from offset printing paper decreased by 0.1% to $10.4 million for the second quarter of 2016, from $10.5 million for the same period of last year. The Company sold 15,984 tonnes of offset printing paper at an ASP of $654/tonne in the second quarter of 2016, as compared to 14,982 tonnes at an ASP of $698/tonne in the same period of last year. The decrease in ASP for offset printing paper in USD was the result of the depreciation of the RMB against the USD in 2016.

Revenue from tissue paper products was $1.5 million. The Company sold 1,194 tonnes of tissue paper products at an ASP of $1,250/tonne for the second quarter of 2016. Revenue from digital photo paper was $0.3 million for the second quarter of 2016. The Company sold 160 tonnes of digital photo paper at an ASP of $1,793/tonne in the second quarter of 2016. In October 2014, we shut down and disassembled our digital photo paper production facilities (the PM4 and PM5 production lines) for the relocation mandated by the local county government to a new workshop that we built across the street from our main production base, Xushui Paper Mill. We completed the relocation and resumed commercial production of digital photo paper in August 2015. However, in June 2016, we suspended the production due to low market demand for our photo paper products. We expect that our digital photo paper production will remain suspended for the rest of 2016. We intend to resume the production of digital photo paper when the market shows a higher demand for our products.

Gross Profit and Gross Margin

Total cost of sales increased by $0.3 million, or 1.0%, to $31.1 million for the second quarter of 2016, from $30.8 million for the same period of last year. Cost of sales per tonne was $325 for the second quarter of 2016, as compared to $319 for the same period of last year. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were $273, $250, $516, $1,104, and $2,600, respectively, for the second quarter of 2016, as compared to $284, $252, $540, $nil, and $3,608, respectively, for the same period of last year.

Total gross profit decreased by $3.6 million, or 34.3%, to $6.9 million for the second quarter of 2016, from $10.5 million for the same period of last year. Total gross margin decreased by 7.3 percentage points to 18.1% for the second quarter of 2016, from 25.4% for the same period of last year.  The decrease in total gross margin was mainly due to (i) decreased gross margins for CMP and offset printing paper and (ii) negative gross margin for digital photo paper.

Gross margin for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper was 16.7%, 25.0%, 21.0%, 11.7% and -45.0%, respectively, for the second quarter of 2016, as compared to 24.8%, 34.3%, 22.7%, nil, and 16.0%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") increased by $0.9 million, or 48.4%, to $2.7 million for the second quarter of 2016, from $1.8 million for the same period of the last year. The increase was mainly due to the increase in the depreciation expenses for our temporarily idle property, plant and equipment at our new tissue paper plant in Wei County.

2

Income from operations decreased by $4.5 million, or 51.8%, to $4.2 million for the second quarter of 2016 from $8.6 million for the same period of last year. Operating profit margin was 11.0% for the second quarter of 2016, as compared to operating profit margin of 21.0% for the same period of last year.

Net Income

Net income decreased by $3.0 million, or 53.8%, to $2.6 million for the second quarter of 2016 from $5.6 million for the same period of last year. Basic and diluted earnings per share for the second quarter of 2016 were $0.12, compared to $0.28 for the same period of last year.

EBITDA

EBITDA decreased by $3.3 million, or 29.2%, to $8.0 million for the second quarter of 2016, from $11.3 million for the same period of last year. See the reconciliation of Net Income to EBITDA below.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission ("SEC"). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA (Amounts expressed in US$)

	For the Three Months Ended June 30,
($ millions)	2016	2015
Net income(loss)	2.6	5.6
Add: Income tax	0.9	2.0
Add: Net interest expense	0.7	1.1
Add: Depreciation and amortization	3.8	2.6
EBITDA	8.0	11.3

Six Months Ended June 30, 2016 Financial Results

	For the Six Months Ended June 30,
($ millions)	2016	2015	% Change
Revenue	65.9	67.8	-2.8%
Regular CMP*	37.4	42.3	-11.7%
Light-Weight CMP**	7.3	8.2	-11.1%
Offset Printing Paper	17.6	17.3	1.9%
Tissue Paper Products	3.1	0.0	NA
Digital Photo Paper	0.6	0.0	2225.9%
Gross profit	10.7	15.5	-31.1%
Gross margin	16.2%	22.8%	-6.7	pp
Regular CMP*	14.8%	21.9%	-7.1	pp
Light-Weight CMP**	23.7%	31.7%	-8.0	pp
Offset Printing Paper	19.3%	20.9%	-1.6	pp
Tissue Paper Products	11.8%	N/A	NA
Digital Photo Paper	-62.2%	16.0%	-78.2	pp
Operating income (loss)	3.6	11.9	-69.9%
Net income (loss)	1.2	7.7	-84.3%
EBITDA****	11.6	17.4	-33.0%
Basic and Diluted earnings per share	0.06	0.38	-84.2%

* Products from PM6

** Products from the newly renovated PM1

***Pp represents percentage points

**** See the reconciliation of Net Income to EBITDA under Note 2 below.

3

Revenue

For the six months ended June 30, 2016, total revenue decreased by $1.9 million, or 2.8%, to $65.9 million from $67.8 million for the same period of the last year. The decrease in total revenue was primarily due to the decrease in sales of regular CMP in the second quarter of 2016 which was partially offset by increase in sales of tissue paper products and digital photo paper. The following table summarizes revenue, volume sold and ASP by product for six months ended June 30, 2016 and 2015:

	For the Six Months Ended June 30,
	2016			2015
	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	37,367	114,622	326	42,319	113,222	374
Light-Weight CMP	7,271	21,865	333	8,180	21,485	381
Offset Printing Paper	17,581	26,869	654	17,263	24,856	695
Tissue Paper Products	3,087	2,461	1,254	-	-	N/A
Digital Photo Paper	600	334	1,795	26	6	4,297
Total	65,906	166,151	397	67,787	159,569	425

Revenue from CMP, including both regular CMP and light-weight CMP, decreased by $5.9 million, or 11.6%, to $44.6 million, and accounted for 67.7% of total revenue for the six months ended June 30, 2016, as compared to $50.5 million, or 74.5% of total revenue for the same period of last year. The Company sold 136,487 tonnes of CMP at an ASP of $327/tonne in the six months ended June 30, 2016, as compared to 134,707 tonnes at an ASP of $375/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $5.0 million, or 11.7%, to $37.4 million, a result of sales of 114,622 tonnes at an ASP of $326/tonne for the six months ended June 30, 2016, as compared to revenue of $42.3 million, a result of sales of 113,222 tonnes at an ASP of $374/tonne, for the same period of last year. Revenue from light-weight CMP decreased by $0.9 million, or 11.1%, to $7.3 million, a result of sales of 21,865 tonnes at an ASP of $333/tonne, for the six months ended June 30, 2016, as compared to revenue of $8.2 million, a result of sales of 21,485 tonnes at an ASP of $381/tonne, for the same period of the last year.

Revenue from offset printing paper increased by $0.3 million, or 1.8%, to $17.6 million for the six months ended June 30, 2016, from $17.3 million for the same period of last year. The Company sold 26,869 tonnes of offset printing paper at an ASP of $654/tonne in the six months ended June 30, 2016, as compared to 24,856 tonnes at an ASP of $695/tonne in the same period of last year.  The decrease in ASP for offset printing paper in USD was the result of the depreciation of the RMB against the USD in 2016.

Revenue from tissue paper products was $3.1 million. The Company sold 2,461 tonnes tissue paper products at an ASP of $1,254/tonne for the six months ended June 30, 2016.

Revenue from digital photo paper was $0.6 million for the six months ended June 30, 2016. The Company sold 334 tonnes of digital photo paper at an ASP of $1,795/tonne in the six months ended June 30, 2016. As discussed above, in June 2016, we suspended the production of digital photo paper due to low market demand for our products. We expect that our digital photo paper production will remain suspended for the rest of 2016. We intend to resume the production of digital photo paper when the market shows a higher demand for our products.

Gross Profit and Gross Margin

Total cost of sales increased by $2.9 million, or 5.6%, to $55.3 million for the six months ended June 30, 2016, from $52.3 million for the same period of last year. Cost of sales per tonne was $333 for the six months ended June 30, 2016, as compared to $328 for the same period of last year. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were $278, $254, $528, $1,106, and $2,913, respectively, for the six months ended June 30, 2016, as compared to $292, $260, $549, $nil, and $3,608, respectively, for the same period of last year.

Total gross profit decreased by $4.8 million, or 31.1%, to $10.7 million for the six months ended June 30, 2016, from $15.5 million for the same period of last year. Total gross margin decreased by 6.7 percentage points to 16.2% for the six months ended June 30, 2016, from 22.8% for the same period of last year. The decrease in total gross margin was mainly due to (i) decreased gross margins for CMP and offset printing paper and (ii) negative gross margin for digital photo production lines.

4

Gross margin for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper was 14.8%, 23.7%, 19.3%, 11.8% and -62.2%, respectively, for the six months ended June 30, 2016, as compared to 21.9%, 31.7%, 20.9%, nil, and 16.0%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") increased by $3.5 million, or 99.6%, to $7.1 million for the six months ended June 30, 2016, from $3.5 million for the same period of the last year. The increase was mainly due to (i) the increase in the depreciation expenses for our temporarily idle property, plant and equipment at our new tissue paper plant in Wei County and (ii) 1,133,916 shares of common stock granted under compensatory incentive plans, valued at $1.4 million.

Income from operations decreased by $8.3 million, or 69.9%, to $3.6 million for the six months ended June 30, 2016 from $11.9 million for the same period of last year. Operating margin was 5.4% for the six months ended June 30, 2016, as compared to operating profit margin of 17.6% for the same period of last year.

Net Income

Net income decreased by $6.5 million, or 84.3%, to $1.2 million for the six months ended June 30, 2016, from $7.7 million for the same period of last year. Basic and diluted earnings per share for the second quarter of 2016 were $0.06, compared to $0.38 for the same period of last year.

EBITDA

EBITDA decreased by $5.8 million, or 33.0%, to $11.6 million for six months ended June 30, 2016, from $17.4 million for the same period of last year. See the reconciliation of Net Income to EBITDA below.

Note 2: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release also includes a discussion of EBITDA, a non-GAAP financial measure as defined by the SEC. The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA (Amounts expressed in US$)

	For the Six Months Ended June 30,
($ millions)	2016	2015
Net income(loss)	1.2	7.7
Add: Income tax	1.0	2.8
Add: Net interest expense	1.4	1.8
Add: Depreciation and amortization	8.0	5.1
EBITDA	11.6	17.4

Cash, Liquidity and Financial Position

As of June 30, 2016, the Company had cash and cash equivalents, short-term debt (including notes payable and related party loan), current capital lease obligations, long term debt (including related party loans) and non-current capital lease obligations of $4.0 million, $16.7 million, $9.5 million, $12.6 million and nil million, respectively, as compared to $2.6 million, $28.1 million, $6.9 million, $19.0 million and $3.2 million, respectively, at the end of 2015.

Net cash used in operating activities was $0.8 million for the six months ended June 30, 2016, as compared to net cash provided by operating activities of $6.4 million for the same period of last year. Net cash used in investing activities was $2.1 million for the six months ended June 30, 2016, as compared to net cash used in investing activities of $5.9 million for the same period of last year. Net cash provided by financing activities was $4.4 million for the six months ended June 30, 2016, as compared to net cash used in financing activities of $2.2 million for the same period of last year.

5

Earnings Conference Call:

The Company's management will host a conference call to discuss its second quarter 2016 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/ 8:00 pm Beijing Time) on Thursday, August 11, 2016.

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the "Orient Paper Second Quarter 2016 Earnings Conference Call."

Conference Call
Date:	Thursday, August 11, 2016
Time:	8:00 am ET
International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440

Conference ID:	58830267

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at http://www.orientpaperinc.com/, or http://edge.media-server.com/m/p/b2d4tm36.

Please access the link at least fifteen minutes prior to the start of the call, to register, download, and install any necessary audio software.

A playback will be available through August 18, 2016. To listen, please dial +1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 58830267 to access the replay.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper and tissue paper products.

With production based in Baoding and Xingtaiin North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. For more information about the Company, please visit http://www.orientpaperinc.com.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the SEC, including the Company's latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

6

ORIENT PAPER, INC. CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2016 AND DECEMBER 31, 2015 (Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Current Assets
Cash and cash equivalents	$4,032,245	$2,641,917
Restricted cash	965,135	10,779,845
Accounts receivable (net of allowance for doubtful accounts of $73,747 and $38,865 as of June 30, 2016 and December 31, 2015, respectively)	3,613,620	1,904,396
Inventories	8,430,037	9,205,420
Prepayments and other current assets	209,494	1,812,415
Total current assets	17,250,531	26,343,993
Prepayment on property, plant and equipment	1,375,317	1,404,460
Property, plant, and equipment, net	195,097,139	206,191,158
Value-added tax recoverable	3,141,780	3,266,454
Deferred tax asset non-current	2,405,748	1,420,854
Total Assets	$219,270,515	$238,626,919
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term bank loans	$14,778,622	$13,859,800
Current obligations under capital lease	9,464,931	6,860,412
Accounts payable	564,496	253,425
Notes payable	965,135	13,859,800
Due to a related party	436,500	368,751
Accrued payroll and employee benefits	558,962	531,912
Other payables and accrued liabilities	3,935,737	3,902,971
Income taxes payable	1,056,201	600,876
Total current liabilities	31,760,584	40,237,947
Loans from credit union	5,066,958	5,174,325
Loans from a related party	7,540,113	13,859,800
Deferred gain on sale-leaseback	213,892	327,637
Long-term obligations under capital lease		3,217,785
Total liabilities	44,581,547	62,817,494
Commitments and Contingencies
Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 21,450,316 and 20,316,400 shares issued and outstanding as of June 30, 2016 and December 2015, respectively	21,450	20,316
Additional paid-in capital	50,635,243	49,218,982
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	2,597,458	6,343,019
Retained earnings	115,354,243	114,146,534
Total stockholders' equity	174,688,968	175,809,425
Total Liabilities and Stockholders' Equity	$219,270,515	$238,626,919

7

ORIENT PAPER, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015 (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues	$37,991,892	$41,283,142	$65,906,225	$67,787,486
Cost of Sales	(31,102,138)	(30,799,628)	(55,250,587)	(52,317,239)
Gross Profit	6,889,754	10,483,514	10,655,638	15,470,247
Selling, general and administrative expenses	(2,721,232)	(1,833,970)	(7,067,484)	(3,540,362)
Income from Operations	4,168,522	8,649,544	3,588,154	11,929,885
Other Income (Expense):
Interest income	49,607	6,391	80,394	55,199
Subsidy income	-	46,999	-	277,042
Interest expense	(695,983)	(1,135,893)	(1,416,872)	(1,784,111)
Income before Income Taxes	3,522,146	7,567,041	2,251,676	10,478,015
Provision for Income Taxes	(940,540)	(1,976,511)	(1,043,967)	(2,781,996)
Net Income	2,581,606	5,590,530	1,207,709	7,696,019
Other Comprehensive Income (Loss):
Foreign currency translation adjustment	(4,642,756)	844,427	(3,745,561)	176,881
Total Comprehensive Income (Loss)	$(2,061,150)	$6,434,957	$(2,537,852)	$7,872,900
Earnings Per Share:
Basic Earnings per Share	$0.12	$0.28	$0.06	$0.38
Fully Diluted Earnings per Share	$0.12	$0.28	$0.06	$0.38
Weighted Average Number of Shares
Outstanding - Basic	21,450,316	20,316,400	21,381,404	20,316,400
Outstanding - Fully Diluted	21,450,316	20,316,400	21,381,404	20,316,400

8

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(Unaudited)

	Six Months Ended
	June 30,
	2016	2015

Cash Flows from Operating Activities:
Net income	$1,207,709	$7,696,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,952,954	5,092,217
Loss from impairment and disposal of property, plant and equipment	25,952	-
Allowance for bad debts	36,198	8,874
Share-based compensation expenses	1,417,395	-
Deferred tax	(1,028,853)	(494,559)
Changes in operating assets and liabilities:	-	-
Accounts receivable	(1,809,895)	(443,727)
Prepayments and other current assets	1,645,357	2,138,350
Inventories	592,706	(1,228,963)
Accounts payable	320,844	876,829
Notes payable	(12,786,981)	(9,561,259)
Accrued payroll and employee benefits	38,631	64,441
Other payables and accrued liabilities	1,123,812	1,012,879
Income taxes payable	474,469	1,262,528
Net Cash (Used in)/Provided by Operating Activities	(789,702)	6,423,629
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(2,146,216)	(5,935,842)
Proceeds from sale of property, plant and equipment	39,615	-
Net Cash Used in Investing Activities	(2,106,601)	(5,935,842)
Cash Flows from Financing Activities:
Proceeds from related party loans	14,000	300,000
Repayments of related party loans	(6,132,173)	(300,000)
Proceeds from short-term bank loans	1,223,635	-
Repayment of bank loans	-	(3,263,228)
Payment of capital lease obligation	(409,907)	(4,551,517)
Release of restricted cash	9,727,895	5,596,436
Net Cash Provided by/(Used in) Financing Activities	4,423,450	(2,218,309)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(136,819)	2,406
Net Increase/(Decrease) in Cash and Cash Equivalents	1,390,328	(1,728,116)
Cash and Cash Equivalents - Beginning of Period	2,641,917	3,891,473
Cash and Cash Equivalents - End of Period	$4,032,245	$2,163,357
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$1,236,195	$1,384,324
Cash paid for income taxes	$1,598,351	$2,014,028

CONTACT: Company Contact: Orient Paper, Inc., Email: ir@orientpaperinc.com; Investor Relations: Tina Xiao, Weitian Group LLC, Email: onp@weitian-ir.com, Phone: +1-917-609-0333

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